                                                                   Exhibit 10.22

                                                                   [SEAL]

[U.S. WATER SERVICES UTILITY CHEMICALS LOGO]                       FILE COPY

                       COMPLETE WATER TREATMENT SOLUTIONS

                          U.S. Water Services Agreement

                             East Kansas Agri-Energy

TERM

U.S. Water Services agrees to provide the necessary water treatment chemicals, service program and for a period of three years from the startup of the plant which is expected to be approximately Fall of 2005 INVESTMENT

 Customer agrees to pay U.S. Water Services:

   /X/ $84,633 annually for specialty water treatment chemicals and testing reagents (schedule A-1). The annual amount is based on nameplate ethanol production of 35 million gallons per year.

   /X/ $ 10,000 One time fee for Waterworks. (schedule B-1) details the components and function of the "Waterworks" automation and equipment upgrade package.

   / / _________ for engineering services, environmental support services and plant start up assistance (appendix A).

The payments will be made in monthly installments of $7052.75, according to invoices generated by U.S. Water Services. State and local taxes will be added to each invoice unless a tax exemption is on file with U.S. Water Services. This agreement will automatically renew each year. Price increases may be taken on the anniversary date of the contract provided that a 30-day notice of the increase is provided to the customer.

 WATER WORKS OPTION
Waterworks Option selected ____U____Yes_________No
 The customer agrees to purchase "Waterworks" integration software and hardware. Payments for "Waterworks" will be billed as a one time invoice on the first day of the month that chemicals are delivered to the plant site.

BUNDLED DISCOUNT
 Selecting US Water Services as both the equipment and water treatment equipment supplier will entitle the customer to a one time bundled discount equal to 5% of the total capital equipment package or a 10% discount taken as a monthly credit over the length of the initial agreement
 ______We select 5% up front capital discount = $5801.00
 __U __We select 10% discount applied against the monthly service agreement for three years = $322.28/month

NOT TO EXCEED COSTS FOR CHEMICALS

 U.S. Water Services agrees to limit the annual chemical cost for the specialty water treatment chemicals in schedule A-1 to a maximum of $84,633,provided the chemicals are applied within the recommended limits specified by U.S. Water Services. The not to exceed cost does not include start up cleaning chemicals, RO cleaners, consumables such as filters or replacement parts. If annual production and water usage are above nameplate design the customer maybe billed at a rate of $2418.00 / 1 million gallons additional ethanol production. Nameplate design and water efficiencies are stated below. Operational variances from the design basis below may result in additional charges. Charges will be reconciled at the end of every quarter. All efficiencies are based on a quarterly average.

   -  Cooling tower makeup does not exceed 22 million gallons/qtr.
   -  Cooling tower average cycles maintains over 3 cycles of concentration
   -  Boiler condensate return is maintained above 93%
   -  Boiler Steam load averages 75,000 pounds per hour
   - Boiler makeup does not exceed an average of 14 gallons per minute of RO water.
      Make up water quality remains constant.

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                      U.S WATER SEREVICES UTILITY CHEMICALS

                       COMPLETE WATER TREATMENT SOLUTIONS

                                START UP SUPPLIES

The following equipment and chemicals are an example of supplies that will be required prior to start up.

These chemical, filters and equipment must be ordered 6 weeks prior to the plant start up to ensure timely delivery.

 RO                                     Qty       Cost/qty      Total
 Cleaning Chemicals
 ROC 50 Plus 55 gallons               497 lbs     $ 4.16/lb   $ 2067.52
 ROC 20      15 gallons               140 lbs     $ 2.00/lb   $  280.00

 Cartridge Filters for two sets of filter housings

 Cartridge Filters-3 micron 480                   $    8.75   $ 4200.00
 Spring Kit                   21                  $   26.00   $  546.00

Part number GX03- 40 this order includes the 21 springs required for use with replacement filters.

TOWER

Tower clean 819 55 gallons 541 lbs                $ 2.88/lb   $ 1558.08

This product is used to clean out the mil scale and cutting oils from the cooling system piping. It reduces the likelihood of a bacterial contamination at start up and reduces the amount of foaming that will take place when the tower comes on line.

BOILER

Boil out 30 gallons 2651bs                        $ 2.39/lb   $  633.35

This produce is used to clean out the mil scale and cutting oils used during fabrication of the boiler.

 Lab Equipment

 DR890                               1                        $ 1213.00
 TDS EP-10 meter                     1                        $  349.00
 Automatic l0ml burets               4                        $  296.00
 Casserole                           1                        $   32.00
 Graduated Cylinders                 1                        $   17.50
 Eyedroppers                         4                        $    8.00

Chemical Skid Installation

This includes the time and materials required to hard pipe with SS tubing the chemical suction lines for the tower, RO and boiler chemicals.$ 5000.00

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                               U.S. WATER SERVICES

                                Utility Chemicals

                       COMPLETE WATER TREATMENT SOLUTIONS

Construction Stage                                                                                                  Value $ 36,000
-  Develop and provide Operation Manuals for equipment, chemicals and control equipment
-  Develop cleaning procedures to boiler and cooling system start up
-  Develop operator training program
   Develop Legionella Risk Assessment to minimize liability of Legionnaire's disease
-  work with installers to optimize the equipment installation
-  Provide all necessary stainless steel chemical totes, level gauges and chemical manifolds
-  Provide on site guidance to contractor to ensure proper installation of water treatment equipment and systems.

Commissioning and Startup Stage                                                                                     Value $ 25,000
- Start up capital water treatment equipment and document conformance to operating specifications
   /X/ Systems covered: RO, RO CIP, Tower controller, Boiler controller, water works PC
- Provide products and instructions to assure successful cleaning and pretreatment of equipment
- Conduct Supervisor and Operator Training
- Provide 14 days of on-site service by trained service engineer throughout start up period. Time will start either the weekend before grind and continue for 14 days or it will begin the day of grind and continue for 14 days.
- Start up chemical feed systems
- Test chemistries and control equipment to assure that specifications are meet.
- Confirm and document discharge chemistries meet discharge permits

Operating Stage (Included in service agreement total annual cost)                                                   Value $ 26,500
- Provide service technician a minimum of monthly or as agree upon with plant
- Test water systems and equipment performance during service visits
- Provide written evaluation of equipment operating conditions
- Plant shut down support (boroscope)
- Boiler inspections and visual documentation of equipment condition
- If required, help with environmental permit paperwork
- Measure benchmarks for operating equipment such as boilers, RO's, softeners and cooling systems
- Provide corrosion prevention data
- Provide bacteria and Legionella prevention assessment
- Inspect equipment and document physical condition
- Provide "Return on Investment" recommendations
- Provide emergency response to problems
- Update Operations Manual
- Provide continuous training program for operators
- Make recommendations on capital water treatment equipment
- Provide laboratory analysis of water systems as needed to assure program success
- Provide all "Yeast Friendly", non sodium based chemicals for boiler systems
- Provide environmentally acceptable non oxidizing biocide chemicals for cooling system
- Provide environmentally acceptable scale and corrosion inhibitor
- Provide site specific scale and fouling operational chemical for reverse osmosis
- Provide specialty cleaning chemicals for the boiler, tower and reverse osmosis system.
   (not included on service agreement)
- Provide all testing reagents and reagent dispensing equipment
- Provide quarterly corrosion coupon studies.

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                               US. WATER Services
                                UTILITY CHEMICALS

                       COMPLETE WATER TREATMENT SOLUTIONS

                                   Appendix A

The below services are essential to the design, construction and operation of a new ethanol plant. These services can take up to 500 engineering hours to complete depending on the complexity of the water and environmental discharge and capital equipment. The services shall be provided throughout the scope of the project including but not limited to the detailed listing below. The value of the services and products supplied as part of this agreement have a market value of $71,500 if purchased separately from other engineering and environmental services companies. The valuation of our services are based upon a labor rate of $150.00/engineering hour, plus materials, equipment and other expenses. As part of this agreement US Water Services agrees to perform the below services at no charge as part of an overall agreement to provide the chemicals and water treatment equipment for construction and operation.

Project Feasibility and Conceptual Design Stage                                                                     Value $  6,500
- Work with site representatives to identify water source
- Aid in sampling by sending water sampling kit and/or technical representative
- Provide laboratory services and test water for contaminants
- Provide detailed cost analysis of the water source impact on water treatment capital equipment
- Provide cost analysis of capital water treatment costs versus operational costs to provide best options
- Evaluate "Return on Investment" options by computer modeling
- Provide budget guidelines for chemicals, capital water treatment equipment and chemical control and feed equipment
- Work with permitting agencies to determine water source impact on discharge
- Provide waste discharge profile to waste permitting agencies
- Meet with and work with waste permitting agencies to help guide permit through the process

Detailed Engineering Stage                                                                                          Value $ 10,500
- Design/review chemical feed systems to insure chemical compatibility, safety and control of system
- Provide drawings of chemical feed system - Provide P&ID's of capital water treatment equipment layout
- Design operator testing program and make recommendations of test equipment needed
- Meet with engineering design, installation and site personnel to coordinate all aspects of water treatment
- Review water balances for water reuse opportunities.
- Provide optimum chemistries to reduce operating costs prolong equipment life and meet discharge limitations.
- Integrate the water treatment equipment with system operating system to provide monitoring and control from central point

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                               U.S. WATER SERVICES

                                UTILITY CHEMICALS

                       COMPLETE WATER TREATMENT SOLUTIONS

Schedule B-1

                              Waterworks components

     - Remote monitoring and control of RO system to include flow rates, pressures, chemical feed rates. Predictive cleaning, filter changing and sensor failure.

     - RO chemical anti scalant chemical feed alarm and RO shutdown safety system

     -  Web based E-Service log sheet monitoring program

     -  Feed verification and feed rate monitoring of individual chemicals.

     -  Ethernet communication connections to tower and boiler controllers

     -  Dell PC with flat screen in control room

     -  Remote dial up access to controllers and RO.

     - Feed rate monitoring of boiler and tower polymer chemicals directly into controllers

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[U.S. WATER SERVICES UTILITY CHEMICALS LOGO]

                       COMPLETE WATER TREATMENT SOLUTIONS

Schedule A-1

[GRAPHIC]

[GRAPHIC]

[GRAPHIC]

Chemicals and equipment not specifically listed above are excluded from not to exceed annual cost estimate.

The following chemicals will be required as part of the water treatment program, but estimating annual usage is very difficult. As such, these products will be purchased when ordered. The list includes but is not limited to:

RO cleaners
       ROC 20
       ROC 50 plus
Sulfuric acid

Chlorine

Process chemicals

Start up cleaning chemicals
       Tower Clean 819,
       Boil out

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                               U.S. WATER SERVICES

                                UTILITY CHEMICALS

                       COMPLETE WATER TREATMENT SOLUTIONS

TERMINATION

The customer or U.S. Water Services may terminate the chemical and service agreement with 30 days written notice. If the customer terminates the chemical and service agreement, outstanding equipment balances owed, if any, bundled discounts taken must be paid in full prior to termination. In addition, all remaining opened chemical inventory that is part of this agreement, (Schedule B-1) must be purchased prior to termination. U.S. Water Services owned equipment such as chemical tanks, shall be returned within 30 days of termination date. If U.S. Water Services terminates the chemical and service agreement, the customer has the choice of continuing to pay equipment installments per the installment schedule or may pay the outstanding amount in full. All equipment warranties are per the original equipment manufacturer warranty. Any repair or replacement of the provided equipment shall be the responsibility of the customer outside of the warranty period.

The customer and U.S. Water Services agree that the results of any water treatment program depend on the diligent application of the water treatment program and the proper operation of the operating equipment. U.S. Water Services will not be responsible for any failure, caused in whole or part, by the customer not implementing or following recommendations made by U.S. Water Services personnel. Under no circumstances shall U.S. Water Services or the customer be liable to the other for incidental or consequential damage


Customer: EAST KANSAS AGRI-ENERGY                 U.S. Water Services

By:  /s/ William R. Pracht     11/24/05           By: /s/ Allen J. Bly
    -----------------------------------               -------------------------

  William R. Pracht                               Allen J. Bly
 --------------------------------------           -----------------------------
    (Printed Name)                                  (Printed Name)

Title:  Chairman                                  Title: President
        --------                                         ---------

Tax Exempt: Yes_____ No_____